AMENDMENT

      AMENDMENT made as of April 1, 2001 to that certain Custody Agreement dated as of October 14, 1999 between Key Trust Company of Ohio, National Association, now, by merger KeyBank National Association ("KeyBank") and The Bank of New York ("BNY") (such Custody Agreement hereinafter referred to as the "Custody Agreement").

      WHEREAS, KeyBank serves as custodian for the Victory Fund (the "Fund"), an investment company registered under the Investment Company Act of 1940, as amended (the "Act");

      WHEREAS, BNY serves under the Custody Agreement as a subcustodian for certain "foreign assets" (as defined in Rule 17f-5 under the Act) of the Fund;

      WHEREAS, KeyBank desires, on the terms and conditions hereinafter contained, to delegate to BNY as its agent the duties of a "Primary Custodian" under Rule 17f-7 under the Act; and

      WHEREAS, BNY is willing to act as such agent on such terms and conditions;

      NOW, THEREFORE, KeyBank and BNY hereby agree as follows:

1.    The following new Article is hereby added to the Custody Agreement;

                             FOREIGN DEPOSITORIES

      1. As used in this Article, the term "Foreign Depository" shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible
Securities Depositary as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended, identified to KeyBank from time to time, and (d) the respective successors and nominees of the foregoing.

      2. Notweighstanding any other provision in this Agreement, KeyBank hereby represents and warrants to BNY that the Fund has represented and warranted to KeyBank, with the understanding and intention that BNY as agent would rely on such representations and warranties, and which representations and warranties shall be continuing and shall be deemed to be reaffirmed by the Fund upon any delivery of a Certificate, or any giving of Oral Instructions, Instructions, or Written Instruction, as the case may be, by KeyBank to BNY, that the Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the Investment Company Act of 1940, as amended.

      3. With respect to each Foreign Depository, BNY shall exercise reasonable care, prudence, and diligence (i) to provide KeyBank with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, and (ii) to


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monitor such custody risks on a continuing  basis and promptly  notify KeyBank of any material change in such risks. KeyBank acknowledges and agrees and represents and warrants that the Fund has acknowledged and agreed, that such analysis and monitoring by BNY shall be made on the basis of, and limited by, information gathered from Subcustodians, trade associations of which BNY is a member, or through publicly available information otherwise obtained by BNY, and shall not include any evaluation of Country Risks. Subject to the foregoing, BNY shall endeavor, first, to consider among other things where appropriate: the Foreign Depository's expertise and market reputation; the quality of the Foreign Depository's services; the Foreign Depository's financial strength; any insurance or indemnification arrangements maintained
by  the  Foreign  Depository;   the  extent  and  quality  of  regulation  and
independent examination of the Foreign Depository; the Foreign Depository's standing in published ratings; the Foreign Depository's internal controls and other procedures for safeguarding investments; and any legal protection related to the Foreign Depository and the performance of its services, and, second, to consider any other relevant factors. As used herein the term "Country Risks" shall mean with respect to any Foreign Depository: (a) the financial infrastructure of the country in which it is organized, (b) such country's prevailing settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country's regulation of the banking or securities industry, (e) currency controls, restriction, devaluations or fluctuations, and (f) market conditions which affect the order by execution of securities transactions or affect the value of securities.

      2. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one amendment.

      IN WITNESS WHEREOF, KeyBank and BNY have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.


                                    KEYBANK NATIONAL ASSOCIATION


                                    By:  /s/ Kathryn L. Kaesberg
                                       ------------------------------------
                                        Title: Vice President
                                        Tax Identification No. 34-0797057

                                    THE BANK OF NEW YORK


                                    By: /s/ Mayra Sacco
                                       -------------------------------------
                                        Title:  Mayra Sacco
                                                Vice President